Exhibit 99.2

NYSE American Symbol – UEC

Uranium Energy Corp Files Early Warning Report

Vancouver, BC, June 8, 2022 - Uranium Energy Corp (NYSE American: UEC) (the “Company” or “UEC”) announces that it has filed an early warning report pursuant to National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues for the purpose of reporting the acquisition of common shares (the “Anfield Shares”) and common share purchase warrants (“Anfield Warrants”) in the capital of Anfield Energy Inc. (TSX.V: AEC; OTCQB: ANLDF; FRANKFURT: 0AD) (“Anfield”).

On June 7, 2022, UEC closed a series of transactions with Anfield pursuant to which Anfield settled approximately CAD$23.11 million (US$18.34 million) of indebtedness (the “Anfield Indebtedness”) owing to UEC (the “Debt Settlement”). The Anfield Indebtedness was settled through the payment of approximately CAD$11.55 million (US$9.17 million) in cash plus the issuance to UEC of 96,272,918 units of Anfield (each, an “Anfield Unit”), which were issued at a deemed price of CAD$0.12 (US$0.095) per Anfield Unit for an aggregate value of approximately CAD$11.55 million (US$9.17 million). Each Anfield Unit is comprised of one Anfield Share (the “Acquired Shares”) and one Anfield Warrant (each, an “Acquired Warrant” and together with the Acquired Shares, the “Acquired Securities”). Each Acquired Warrant entitles UEC to acquire one Anfield Share at a price of CAD$0.18 per Anfield Share until May 12, 2027.

Prior to the acquisition of the Acquired Shares, UEC did not own or control any Anfield Shares. As a result of the acquisition of the Acquired Shares, UEC currently holds 96,272,918 Anfield Shares, representing approximately 15.4% of the issued and outstanding Anfield Shares (on a non-diluted basis), based on an aggregate of 623,858,283 issued and outstanding Anfield Shares. Prior to the acquisition of the Acquired Warrants, UEC did not own or control any Anfield Warrants. UEC currently holds 96,272,918 Anfield Warrants. Representing approximately 43.1% of the issued and outstanding Anfield Warrants, based on an aggregate of 223,272,918 issued and outstanding Anfield Warrants.

The Acquired Securities were acquired by UEC pursuant to the Debt Settlement and are being held for investment purposes. UEC may, from time to time, depending on market or other conditions, increase or decrease its beneficial ownership of the securities of Anfield.

The Company’s head offices are located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3 and at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401. UEC is a uranium mining company incorporated pursuant to the laws of the State of Nevada.

Anfield’s head office is located at 4390 Grange Street, Suite 2005, Burnaby, British Columbia V5H 1P6.

The Early Warning Report to which this news release relates has been filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”).

To obtain a copy of the Early Warning Report, please contact:

Uranium Energy Corp

Toll Free: (866) 748-1030

Fax: (361) 888-5041

Email: info@uraniumenergy.com

Attn: Pat Obara, CFO, Secretary and Treasurer